Exhibit 4.1


                  DOCUMENTS RELATING TO THE OPTION TO ACQUIRE A

                    100% INTEREST IN THE CINCO MINAS PROPERTY



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                           HEADS OF AGREEMENT ("HOA")


Minera San Jorge S.A. de C.V.,                                      July 6, 2002
Aguamarina 2457, Bosques de la Victoria,
Guadalajara, Jalisco,
Mexico 44570

Attn: Mr. George Barnett:

Dear Sir,

Re: Option to earn a 60% interest of the Cinco Minas precious metal Property in Jalisco, Mexico and right to acquire the remaining 40% interest.

This HOA sets out the terms and conditions of our agreement whereby Tumi Resources Ltd ("Tumi") will have the option to acquire up to a 100% interest from Minera San Jorge S.A. de C.V. ("MSJ") in MSJ's right, title and interest in certain Exploration and Mining Concessions in Mexico known as the Cinco Minas claims. The concessions are listed in the attached schedule A and shown on the attached map. The general terms and conditions of this HOA are as follows:

1. MSJ will represent and warrant that it is the legal and beneficial owner or has the right to 100% of the titles to the Cinco Minas core area concessions totaling 600.07 ha and listed in Schedule A and that all are in good standing with respect to Mexican law. As well, MSJ represents and warrants that any underlying option agreements with concession owners are in good standing and registered correctly under Mexican law and MSJ can freely grant the option to Tumi as contemplated by this HOA. Tumi acknowledges that there is an outstanding payment of $US15,000 attached to the Fitch agreement by which MSJ has the right to purchase 100% interest in the Fitch concessions for $US350,000. Provided Tumi proceeds with its option agreement then $US25,000 is payable in the second year and $US35,000 in the third year. The balance of $US275,000 can be paid out of production revenues. MSJ represents that there are no other financial obligations attached to the concessions.

2. On signing of this HOA, MSJ will transfer the claims to a joint venture company owned 60% by Tumi and 40% by MSJ. Should Tumi withdraw from this option agreement the Cinco Minas Concessions will be transferred 100% back to MSJ.

3. Tumi will have the option to acquire the rights to a further 10,862 ha of concessions, in an area of influence, that are contiguous with or near the Cinco Minas concessions. These are listed on Schedule A.

4. On signing of this HOA, Tumi will pay to MSJ an additional $US75,000 for a total of $US100,000 paid. This total amount will be fully refundable to Tumi if, for any reason, the representations and warranties set out in point 1 are incorrect. MSJ acknowledges that Tumi has already paid an initial $US25,000 to MSJ for the right to review MSJ's property package and enter into this HOA and this payment will be applied to this $US100,000 option payment.

5. Tumi and MSJ have agreed to co-operate to the fullest extent possible to come to a mutually satisfactory joint venture agreement acceptable to the TSE Venture Exchange as soon as possible.


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6.     In order to maintain  the option  agreement to earn a 60% interest in the
       Cinco  Minas  concessions,  Tumi must fund a total of $US2.5  million  in
       exploration   expenditure,   including   underlying  option  payments  to
       concession holders and government concession taxes, over a three year period. The work will be performed within the exploration company formed for exploring the Cinco Minas Concessions. Tumi undertakes to spend an initial $US250,000 in Year 1 on underground channel sampling and drilling. In order to vest it's interest, Tumi must have spent $US2.5 million including the completion of a feasibility study regarding production on or before the end of three (3) years after approval of this agreement by the TSX Venture Exchange.

7. As further consideration for this option agreement, Tumi will issue, on TSE Venture Exchange approval of the agreement, 100,000 fully paid shares in Tumi, and then 200,000, 300,000 and 500,000 fully paid shares in Tumi on each anniversary thereafter provided that Tumi has not withdrawn from the option agreement. Should Tumi produce a feasibility study that justifies production at any time within the three year period then the unissued common shares mentioned in this clause will be issued. MSJ acknowledges that the shares will be subject to restrictions on resale under Canadian securities laws and that issuance of each tranche of shares is dependent on TSX Venture Exchange acceptance.

8. Tumi shall be the operator of the joint venture programs and shall submit all programs and budgets to MSJ for approval. If MSJ does not approve, then MSJ will submit its concerns in writing and Tumi will attempt to resolve the concerns. If it is unable to do so, Tumi will submit the program and budget and MSJ's concerns to a reputable independent consultant acceptable to both parties for determination of such concerns. As the operator of the program, the final decision for implementation of each program and budget lies with Tumi.

9. Tumi recognizes the value of the operating experience of MSJ's personnel and independent consultants in Mexico and will use MSJ's personnel wherever possible including consultancy work for Mr George Salazar
       Barnett. MSJ acknowledges that Tumi has limited financial resources in the initial stages of this program and that as a vendor, MSJ's personnel will be unable to perform certain tasks attached to the exploration program.

10. Should the property justify production and MSJ cannot fund it's share of development costs then Tumi will use its best endeavors to fund or deal with such share according to generally accepted resource property development agreements.

11. Tumi has the option at any time to purchase for money or the equivalent amount in shares the remaining 40% interest that MSJ has in the Cinco Minas Concession areas, its value to be determined by a discounted NPV. Tumi shall have the right of first refusal should an outside party bid for MSJ's 40% interest.

12. Tumi has the right to withdraw from this option agreement at any time after the initial exploration program with no further obligation or commitment to MSJ with 30 days advance notice.


On behalf of Tumi Resources Ltd.      On behalf of Minera San Jorge S.A. de C.V.

/s/ David Henstridge                  /s/ George Barnett
David Henstridge, President           George Barnett




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MINING EXPLORATION AND PROMISE OF ASSIGNMENT OF RIGHTS AGREEMENT EXECUTED ON THE
ONE PART BY MlNERA SAN JORGE, S. A. DE C. V. (HEREINAFTER CALLED "MSJ") REPRESENTED BY ITS PRESIDENT MR. GEORGE S. BARNETT AND ON OTHER PART BY TUMI RESOURCES LIMITED (HEREINAFTER CALLED "TUMI"), REPRESENTED BY ITS PRESIDENT MR. DAVID HENSTRIDGE IN ACCORDANCE WITH FOLLOWING STATEMENTS AND CLAUSES

                                   STATEMENTS

I.     MSJ states:

       a) To be a Mexican mining corporation legally incorporated according to the laws of the Mexican Republic, legally qualified to execute agreements and to be owner of mining concessions;

       b) That its Legal Representative Mr. George S. Barnett is dully empowered to represent it and to execute this agreement;

       c) That it is the legal and beneficial owner or has an option to acquire up to 100% of the mining claims ("THE CLAIMS") listed in the Area A of Schedule "A", located in the State of Jalisco, Mexico, also known as "Cinco Minas" claims.

       d) That in regard to "Fitch Concessions" mentioned in Schedule A, there is an underlying option agreement, attached hereto as Schedule B, for a total purchase price of US$350,000, payable in accordance with Clause 4.

       e) That except for what it is mentioned in paragraph f) below, in regard to THE CLAIMS it has fulfilled with all the obligations provided in the Mining Law, its Regulations and all other applicable legal dispositions, specially as to the filing of assessment works reports and the payment of taxes on mining concessions;

       f) That except for what it is mentioned in paragraph g) below, the rights derived from the mining concessions existing over THE CLAIMS are free and clear from any lien, encumbrance or limitation of dominion;

       g) Tumi has advanced $US3,000 to its Mexican attorney in order to pay outstanding claim taxes ; and

       h) That it is willing to grant TUMI an option to enter into a joint venture to explore, evaluate, develop and, eventually exploit THE CLAIMS and to acquire a 60% interest in THE CLAIMS, by transferring THE CLAIMS to a new mining corporation in which TUMI will have 60% and MSJ 40% and also the option to acquire up to 100 % of the rights on THE CLAIMS, in accordance with the terms and conditions stipulated in this agreement

II.    TUMI states:

       a) To be a Canadian mining company incorporated according to the laws of British Columbia, legally qualified to be titleholder of mining concessions and to enter into this Agreement;

       b) That its President Mr. David Henstridge is duly empowered to represent it and to execute this agreement;


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       c)     That it has  the  necessary  financial,  technological  and  human resources to contribute with them to conduct and carry on the exploration, evaluation and development of THE CLAIMS, as it may be required for the purpose of this agreement; and

       d) That it is willing to be granted with an option to enter into a joint venture with MSJ to explore, evaluate, develop and, eventually exploit THE CLAIMS and to acquire a 60% interest in THE CLAIMS, by transferring THE CLAIMS to a new mining corporation in which TUMI will have 60% and MSJ 40% and also the option to acquire up to 100% of the rights on THE CLAIMS, in accordance with the terms and conditions stipulated in this agreement:

In accordance with the former statements, the parties hereby grant and agree to the following


                                  C L A U S E S

FIRST. Right to Explore THE CLAIMS. MSJ grants TUMI the right to explore, evaluate and develop, THE CLAIMS, as wel1 as an option to enter into a joint venture with MSJ to put them into production and to acquire a 60% interest in THE CLAIMS and also the option to acquire up to 100 % of the rights on THE CLAIMS.

To allow TUMI to acquire a 60% interest of THE CLAIMS, the parties will incorporate a new Mexican mining company under the name of COMPANIA MINERA CINCO MINAS, S. A. DE C. V. ("CMCM"), in which TUMI will have shares representing 60 % of the corporate capital and MSJ shares representing 40% and to which MSJ will transfer THE CLAIMS and or its option to acquire them, immediately after its incorporation.

Likewise, TUMI will incorporate a Mexican subsidiary under the name of TMXI RESOURCES, S. A. DE C. V. ("TMXI"), through which TUMI will conduct and carry out the exploration, evaluation and developing of THE CLAIMS according to exploration program prepared by TUMI and approved by MSJ according to this agreement.

TUMI, through its Mexican subsidiary TMXI, will be the operator and will carry out the exploration program for THE CLAIMS in accordance with the above-mentioned exploration program. For such purpose TMXI and CMCM will enter into an Exploration Services Agreement.

During the term of this agreement, TMXI may carry out on THE CLAIMS all exploration works permitted to be carried out by the valid mining concessions title and underlying agreements existing at the moment to carry out said works, observing and complying with all pertinent Mexican Laws.

SECOND. Right to terminate this agreement in advance. The term of this agreement will be of three years from the date in which TUMI will receive approval from the TSX Venture Exchange.

However, if said approval would not be obtained after three months of signing the agreement, then it will be automatically canceled, unless the parties agrees to the contrary in writing.

Nevertheless, MSJ will also have the right to terminate this agreement at any moment, according to the provisions of Clauses Nine and Ten, if TUMI or TMXI do not fulfil with the obligations they undertake in this document or be in the process of proceeding to correct such defaults.


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In case of termination of this agreement,  all amounts  previously paid to or on behalf of MSJ will remain in their favour and therefore in such cases they will no be obligation to reimburse any amount to TUMI.

THIRD. Earning of Interest in THE CLAIMS by TUMI. To earn a 60% interest in THE CLAIMS, in CMCM and the option to acquire up to 100% interest in said CLAIMS and in CMCM, TUMI shall:

1) Have paid MSJ and delivered to it the shares to which Clause Five hereinbelow refers;

2) Expend a minimum of US$250,000 during the first year on underground channel sampling and drilling;

3) Fund a total of US$2.5 million in exploration, evaluation, developing and put into production THE CLAIMS, being included therein the necessary amounts to make the underlying option payments to the concession owners and to pay the surface taxes on THE CLAIMS; and

4) With the information obtained from the exploration on THE CLAIMS, to complete a Feasibility Study on or before the end of the three-year period of this agreement, to determine if production in THE CLAIMS is feasible and economical.

Once TUMI have fulfilled with all of the above-mentioned obligations, it will have earned a 60% interest in THE CLAIMS and in CMCM and the parties will have entered into a joint venture agreement to develop and put into production THE CLAIMS. In such a case the terms and conditions of the joint venture between the parties will be those provided at the corporate by-laws of CMCM, at the provisions of this agreement and of any other agreement to be entered between the parties for such effect, in case it will be consider necessary.

From the moment TUMI have earned its 60% interest in THE CLAIMS or in CMCM, the parties will have to contribute for to develop and put into production THE CLAIMS with its share in the same percentage of the interest each one would have of THE CLAIMS or CMCM.

In case the Feasibility Study determines that the production in THE CLAIMS is feasible and economical and MSJ cannot fund its share to develop and put them into production, the TUMI will use its best efforts to fund or deal with such share according to generally accepted resource property development agreements.

FOURTH. TUMI' Option to purchase MSJ's interest. Whenever it will be up to date in the fulfilling of all the obligations it has under this agreement, TUMI will have the option to purchase up to a 100% interest in THE CLAIMS or in CMCM, at any time during the term of this agreement, by paying MSJ the value of the remaining 40% interest in THE CLAIMS or CMCM, value that will be determined by calculating the Net Present Value of either THE CLAIMS or CMCM, at the moment TUMI would notify MSJ its decision to purchase said 40%.

In any case, the purchase price determined for the remaining 40% interest, could be paid by TUMI to MSJ, either in United States Dollars or the equivalent amount in TUMI shares. The shares will be distributed to the shareholders of MSJ.

In the event that MSJ decides to sell its remaining 40% ownership interest prior to Tumi vesting its interest, then MSJ will immediately advise Tumi of any offers and Tumi has 7 days to exercise its right of first refusal. In the event that Tumi does not exercise the right of first refusal then MSJ has the right to complete the transaction subject the new owner of the 40% interest also having the obligation to sell its 40% interest to Tumi and distribute the proceeds to its shareholders.


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FIFTH.  Consideration.  As consideration for the right to explore,  evaluate and develop THE CLAIMS and transferring them or the option to purchase them to CMCM, TUMI will pay to MSJ:

       a)     CASH US$50,000 (already paid)

       b)     SHARES

       1. On Acceptance of this
          transaction by the
          TSX Venture Exchange (TSX)      100,000 fully paid shares of Tumi

       2. On the first anniversary
          from the date of the
          approval by the TSX             200,000 fully paid shares of TUMI;

       3. On the second anniversary:      300,000 fully paid shares of TUMI; and

       4. On the third anniversary:       500,000 fully paid shares of TUMI;

The obligation of TUMI to pay with shares will cease in any moment TUMI would terminate this agreement without any further responsibility with MSJ. In case TUMI produce a Feasibility Study that justifies production at any time within the three-year period, then the not issued common shares mentioned in this Clause will be issued. MSJ recognises that the shares will be subject to the restrictions on resale under Canadian Securities laws and that their issuance will depend on the approval by the TSX.

SIXTH. Exploration Program. TUMI shall prepare the exploration program for THE CLAIMS as well as the exploration budget and will submit it to MSJ for approval at the latest thirty days after signing this agreement.

If MSJ would have observations or objections to the exploration program submitted, it will communicate them the in writing to TUMI and they will attempt to mutually resolve them. If the parties will not be able to resolve their differences, then TUMI will submit the exploration program and budget, together with MSJ observations or objections, to a reputable independent consultant acceptable to both parties for him to prepare a definitive exploration program.

However, as the operator of the program, the final decision for implementation of the program and budget will be TUMI's.

TUMI recognises the importance and value of the operating experience of MSJ's personnel and independent consultants in Mexico and will use such personnel whenever possible, including consultancy work of Mr. George Salazar Barnett. MSJ acknowledges that TUMI has limited financial resources for the initial stages of the exploration program and that as a vendor MSJ's personnel will be unable to perform certain tasks contemplated at the exploration program.

As herein above mentioned TUMI, through its Mexican Subsidiary TMXI, will be the operator and will conduct the exploration works of THE CLAIMS according to the above-mentioned program. However, it is understood that to carry out some of the exploration work it will be necessary to contract with third parties.

MSJ will have the right to keep watching the exploration works carried out on THE CLAIMS by TMXI. For such purpose MSJ will agree with TUMI on the best way to exercise its right without interfere in the execution of the program.


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SEVENTH.  Labor  responsibility.  Since there will not exist any labor  relation between the employees, workers and contractors of each party and the other, each party expressly agrees that with respect to its workers and contractors, it or its contractors, as to their workers, will assume all labor responsibility and therefore each party hereby covenants with the other party to maintain it free and clear from any claim, accusation or complaint which may be filed against each party by its workers or employees, or those of its contractors, or by the labor or administrative authorities.

EIGHTH. Additional obligations of MSJ. In addition to the obligations assumed by MSJ at the preceding clauses, during all the term this agreement will be in force, it will have also the following:

a) Maintain valid and in force the rights derived from the mining concessions existing over THE CLAIMS and, likewise, to maintain them free and clear from any lien, encumbrance or limitation of dominion until they will be transferred to CMCM. And, in case it will apply for new mining concessions over claims located within an influence area of three kilometers from the perimeter of any of THE CLAIMS, to include them into this agreement as part of THE CLAIMS, if so asked by TUMI for no further consideration;

b) Not to transfer the rights derived from the mining concessions existing over THE CLAIMS, without the previous authorisation of TUMI;

c)   Maintain   TUMI  free  and  clear  and   harmless   from  any   claims  and
     responsibilities that may be addressed against it due to acts directly imputable to MSJ which will be of his sole responsibility; and

d) To promptly provide TUMI an information and documentation existing over THE CLAIMS. Subsequently, to promptly provide TUMI, all notices and documents pertaining to THE CLAIMS that he win receive from Federal or State authorities; and

e) In case this agreement be terminated, to grant TUMI a term of ninety (90) days to remove all its equipment and machinery from THE CLAIMS, unless said equipment is being used by TUMI for ongoing reclamation activities, in which case TUMI may retain its equipment and presence on THE CLAIMS for such purposes following termination.

NINTH. Additional obligations of TUMI. In addition to the obligations assumed by TUMI at the preceding clauses, during all the term this agreement will be in force, it also will have the following:.

a) To carry out the exploration and, in its case, the exploitation of THE CLAIMS in accordance with good mineralize practices, according to the appropriate and rational mining practices and in accordance with all legal dispositions, executing enough exploration and exploitation works in order to fulfill and comply with the appropriate or applicable provisions of the law;

b) To undertake and fulfill the obligations of preparing and filing the exploration and exploitation assessment work and to pay the taxes on mining concessions. Likewise, to undertake and fulfill all obligations related to Environmental and Police and Security required by law at mines and during exploration;

c) Annually, within the following forty five (45) days to the anniversary date of signing this agreement, to provide MSJ a report on the exploration and, in its case, exploitation works carried out in THE CLAIMS and, in case of termination, to deliver to MSJ all pending reports together with the complete documentation, information, samples remaining, drilling results and drill core it may have from THE CLAIMS, within the following forty five
     (45) days to the date of termination. The above


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mentioned  reports shall include proof of the exploration and exploitation  work carried out;

d) To maintain THE CLAIMS in good standing, exploration and in its case, exploitation conditions, as well as to permit MSJ to inspect the works carried out in THE CLAIMS during working days and hours, but without interfering in said works. And, in case of termination of this agreement, to return THE CLAIMS to MSJ in good standing and free and clear from any liens, encumbrances or limitation of dominion, imposed due to TUMI;

e) In case it would file applications for new mining concessions within an influence area of three kilometers from the perimeter of any of THE CLAIMS the respective concessions will be denounced in the name of MSJ and considered as part of some of the Groups of CLAIMS and of this agreement, all expenses made by MSJ to denounce the claims shall be reimbursed to them but no additional consideration payment for exploration shall be made to them for said concessions. As long as this agreement will be maintained as valid and in force, the consideration payments referred to in Clause Five shall have to be made and if further this agreement will be, totally or partially terminated, THE CLAIMS shall have to be returned back to MSJ free and clear from any and all liens or encumbrances attributable or caused by Tumi; and

f) Not to permit at any moment the access to THE CLAIMS to third parties different from its workers or contractors, neither to consent invasions from third parties or performance by them of exploration, exploitation, hand carrying or clearing of mineral within THE CLAIMS. TUMI shall not be liable for exclusion of the surface owners, if any. In case it would be necessary or advisable to purchase, expropriate or occupy surface land, TUMI will be responsible for the payment of the required amounts to carry out said acquisitions.

If at any moment during the term of this agreement TUMI should not fulfill the obligations assumed by it and specially with those mentioned in this Clause, MSJ will have the right to terminate this agreement under the terms of Clause Ten herein below, independently of their right to ask an indemnification for damages, subject to the required judicial resolution..

TENTH. Unfulfillment. The unfulfillment of any of the parties with the obligations they assume in this agreement, will grant the other party the right to ask the immediate fulfilment of the non-fulfilled obligations, for said purpose, it will have to ask by written notice to the party in default to fulfil said obligations and if after a thirty day period from the date of delivering said petition, the unfulfillment still exists, and no reasonable efforts have been made to remedy the unfulfillment, then the affected party will have the right, at its option, to ask in court the fulfillment of the unfulfilled obligations or to terminate this agreement. Nevertheless, TUMI states that it will not ask the payment of damages in any case.

ELEVENTH. Force majeure. It will not be considered that the parties have incurred in unfulfillment when due to force majeure they will be unable to fulfil with the obligations they assume under this agreement. Nevertheless, Tumi will make all necessary payments to maintain the claims in good standing.

It will be considered as force majeure, in an enunciative but not in a limitative way: earthquakes, fires, floods, collapses, riots, rebellions, wars, strikes, revolutions, acts of authority and, in general, any other fact or act totally out of the will of the parties and of their control and which prevent them to fulfil, totally or partially, with their obligations.

When any of the parties will be affected by force majeure and therefore unable to fulfil with its obligations, it shall notify so to the other party, informing about the estimated time said force majeure will prevent said party to fulfil with its obligations.


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If after six months from the date in which such force  majeure  has  occurred it prevails and when possible, no reasonable efforts have been made to remedy such force majeure then the other party will have the right to terminate this agreement, subject to the necessary judicial review.

TWELFTH. Total agreement of the parties. This agreement reflects the total agreement between the parties with respect to its purpose, therefore, it cancels and left without effects any other agreements, contracts or letters of intent, executed previously between them with respect to the same purpose.

This agreement will oblige under its terms and conditions to the heirs, assignees or beneficiaries of the parties. Therefore, this agreement will continue valid even the existing rights derived from the mining concessions on THE CLAIMS be transferred to third parties.

THIRTEENTH. Notices and notification. All notices and notifications to be made between the parties in accordance with this agreement, shall be made, by one part to the other, either verbally or by written notice, being understood that when it be desired that a notice or notification be on record, it shall be made before a Notary Public.

For the purposes of this agreement the parties hereby set the following addresses:

         MSJ                                               TUMI

MINERA SAN JORGE, S. A. DE C. V.                  TUMI RESOURCES LTD.
Aquamarina 2457                                   1305 -   1905 Georgia St.
Basques de la Victoria, C.P. 44570                W. Vancouver, B. C.
Guadalajara, Jalisco                              Canada, V6E 3V7

Any change in the above mentioned addresses shall be notified by one part to the other when it occurs.

FOURTEENTH. Applicable Laws and Courts. For everything not expressly stipulated in this agreement the parties submit themselves to the applicable laws in Mexico, Federal District, specially to those of the Mining Law, its Regulations, the Federal Duties Law, the Commerce Code and the Civil Code for the Federal District and in case of litigation they agree to submit to the jurisdiction of the competent courts of Mexico City, Federal District, waiving to the jurisdiction of any other courts to which they may be entitled by reason of their present or future domiciles.

This agreement is signed by duplicate by MSJ in Tucson, Arizona, this 14th day of August of 2002 and by TUMI in Tucson, Arizona. this 14th day of August of 2002.

         MSJ                                             TUMI

MINERA SAN JORGE, S. A. DE C. V.                TUMI RESOURCES LTD.

Per:                                            Per:
       /s/ George S. Barnett                           /s/ David Henstridge
       George S. Barnett                               David Henstridge

MINING EXPLORATION AND UNILATERAL PROMISE OF ASSIGNMENT OF RIGHTS AGREEMENT EXECUTED ON THE ONE PART BY MR. PABLO ANTONIO FITCH PARENTE (HEREINAFTER CALLED "PROMISEE") AND ON THE OTHER PART, MINERA SAN JORGE, SA DE C. V. (HEREINAFTER CALLED THE "EXPLORER"), REPRESENTED BY ITS LEGAL REPRESENTATIVE MR. GEORGE BARNETT SALAZAR, IN ACCORDANCE WITH FOLLOWING STATEMENTS AND CLAUSES


                                   STATEMENTS


Promissee Declares:

a) He is a citizen of Mexico, of age, single, legally empowered to contract and to be a holder of title to mining concessions.

b) That PROMISSEE is the legal title holder for rights derived from the mining concessions that exist for the following mining claims ("THE [SUBJECT] CLAIMS"):

                                                          KIND OF
                                               --------------------------------
       NAME OF CLAIM        TITLE NO.          SURFACE HAS.         CONCESSION
       -------------        ---------          ------------         ----------
       LUCERITO             T-199590           26.9210              EXPLORATION
       CONSUELO             T-199598           46,1513              EXPLORATION

       All  of  the  claims   are   located   in  the   County/Municipality   of
       Hostotipaquillo, State of Jalisco, within the jurisdiction of the Mining Agency of Guadalajara, Jalisco.

c) That he is willing to enter into the present contract concerning the CLAIMS and that they are current with regard to all of the obligation that are imposed by the Law and its Regulations on the title holders and other applicable legal requirements, and that, in a like manner, that the rights derived from the concessions are free from all encumbrances, liens, or limitations on ownership.

d) That he is willing to enter into the present contract with the EXPLORER to grant it the right to explore the CLAIMS and agree to a unilateral sale of the rights derived from the existing mining concessions or that might be granted for the CLAIMS, subject to and under the conditions established herein.

II.    The EXPLORER Declares:

a) To be a Mexican mining corporation legally incorporated according to the laws of the Mexican Republic, legally qualified to execute agreements and to be owner of mining concessions;

b) That its Legal Representative Mr. George Barnett Salazar is duly empowered to represent it and to execute this agreement with the authorized powers he demonstrates before the [Federal Public] Notary before whom this contract is ratified, which have not been revoked nor restricted in any manner; and

c) That they wish to be granted the right to explore and exploit/mine the CLAIMS and the right of option to purchase of the rights derived from the existing mining concessions or any that may be granted for them, in the terms and conditions established herein.

In accordance with the former Declarations, the parties hereby grant and agree to the following.

                                     CLAUSES

FIRST. Right to explore and exploit/mine the CLAIMS. PROMISSEE grants the EXPLORER the exclusive right to explore and exploit/mine the CLAIMS during a period of five years counted from the date of signing of the present contract, with the EXPLORER being able to conduct/carry out all types of exploration and exploitation work in the CLAIMS during said period permitted under the Mining Law, it Regulation the [granting of] mining concession or in the case that the mining licenses are exist or are granted during the term of the present contract for the CLAIMS, the EXPLORER can [is entitled to or authorized to] start its exploitation.

SECOND. Right to terminate this agreement in advance. The period of time for the present contract shall be obligatory for the PROMISSEE and voluntary for the EXPLORER, who can as a result of this terminate this agreement simply by advising the PROMISSEE of the date of termination, said notice shall be delivered by certified means to the PROMISSEE, at least 15 days before the date the cancellation is to take effect.

In spite of the above [clause], the PROMISSEE will have the right to terminate this contract at any time in accord with Clauses Nine and Ten in the instance where the EXPLORER does not comply with the obligations contained in the present contract.

THIRD. Unilateral Promise of Sale. The PROMISSEE by means of this contract unilaterally promises to sell to the EXPLORER or to the person or corporation it designates, if it should desire to buy them, the rights derived from the mining exploration concessions which exist for the CLAIMS, at a [maximum] total price of US $350,000.00 dollars of the United States of America (Three hundred fifty thousand dollars and 0/100). This promise [of sale] will remain in force only during the term of validity of the present contract.

Due to the unilateral nature of the existing promise, it shall be obligatory to the PROMISSEE and voluntary for the EXPLORER, who as a result will have the right to decide if it does or does not buy the rights for the CLAIMS within the term of this contract. If the EXPLORER does exercise its right of option to purchase, it shall notify the PROMISSEE who will be obligated to enter into the [final] sale-purchase agreement for the rights derived from the mining concessions for the CLAIMS within a period of 30 days counted from the date of receiving said notification from the EXPLORER.

FOURTH: Consideration. As Consideration for the granting of the present unilateral promise of sale and in that case, as an advance applicable to the price of purchase, the EXPLORER has paid to the CONCESSION HOLDERS or will pay them the following amounts:

a) The sum of $5,000 USD (FIVE THOUSAND DOLLARS U.S and 0/100) upon signing of this contract

b) The sum of $5,000 USD (FIVE THOUSAND DOLLARS U.S. and 0/100) three months from the date of signing of the present contract

c) The sum of S 5,000 USD (FIVE THOUSAND DOLLARS U.S. and 0/100) six months from the date of signature of the present contract.

d) The sum of $15,000 USD (FIFTEEN THOUSAND DOLLARS U.S. and 0/100) twelve months from the signing of the present contract.

e) The sum of $20,000 USD (TWENTY THOUSAND DOLLARS U.S. and 0/100) eighteen months from the date of signature of the present contract.

f) The sum of $ 25,000 USD (TWENTY FIVE THOUSAND DOLLARS U.S. and 0/100) twenty-four months from the date of signing the present contract.

g) The sum of $25,000 USD (TWENTY FIVE THOUSAND DOLLARS U.S. and 0/100) thirty months from the date of signing the present contract

h) The sum of $30,000 USD (THIRTY THOUSAND DOLLARS U.S. and 0/100) thirty-six months from the date of signing of the present contract

i) The sum of $30,000 DOLLARS U.S. (THIRTY THOUSAND DOLLARS and 0/00) forty-two months from the date of signing of the present contract.

j) The sum of $35,000 DOLLARS U.S. (THIRTY FIVE THOUSAND U.S. and 0/100) forty-eight months from the date of signing of the present contract

k) The sum of $35,000 DOLLARS U.S. (THIRTY FIVE THOUSAND U.S. and 0/100) fifty-four months from the date of signing of the present contract

1) Payment of the remaining $120,000 DOLLARS U.S. (ONE HUNDRED TWENTY THOUSAND DOLLARS U.S. 0/100) will be made upon signing of the final sale/purchase contract

In the instance were the [mining] development is begun on the CLAIMS before the five years this contract is in force, [the parties] will continue according to [the terms and conditions] of the present contract, and the PROMISSOR will not have the right to claim any form of royalty.

All the payments referred to in this contract shall be paid in the national currency at the then current conversion rate for the US dollar according the published quote for the [USA] dollar. [sic] at the interbank rate for the US dollar published by BANAMEX S.A. on the day before the date of payment.

Any payment made to the PROMISSEE pursuant to this Clause, will be considered as an advance against the end sale price and in the instance that the EXPLORER were to terminate the present contract without exercising its option to purchase and the amounts paid to the PROMISSOR, will remain to his benefit.

FIFTH. Professional fees, rights/stamps, taxes and expenses. All professional fees, rights/stamps and costs that are generated for the signing and origination of the present contract and for the corresponding purchase/sale contract will be paid by the EXPLORER, except for the taxes that generated for the income received by the PROMISSEE, these [personal income taxes] will be paid by him.

SIXTH. Guarantee of Compliance. In order to guarantee to the EXPLORER the fulfilling of this unilateral promise of sale, the PROMISSEE grants in this document a special irrevocable power of attorney in favor of Mr. Francisco Javier Azpeitia Jaramillo in order for him to exercise acting in representation of the PROMISSEE sell to the EXPLORER or to the individual or company of his choosing, the rights derived from the mining concessions that exist covering the CLAIMS with the same terms and conditions established in this contract with the understanding that all the advances as well as the final purchase price shall be delivered directly to the PROMISSEE under the terms set forth in the Fourth Clause, supra and that this special power of attorney can only be exercised by the grantee if the PROMISSEE choose not to sign and ratify the final contract of sale within the time frame established or set forth in the Third Clause of this contract, once the EXPLORER has exercised its right of option to purchase and the purchase price has been deposited for the benefit of the EXPLORER according to procedure established by law. This
Special Power of Attorney shall be extinguished if the EXPLORER does not exercise its right of option to purchase..If the EXPLORER does not exercise its option to buy [the concessions], all the amounts paid to PROMISSEE shall remain for his sole benefit and EXPLORER will have no further right of any kind that these [option payments] will be reimbursed/repaid.

THE PROMISSEE obligates himself to transmit to EXPLORER any and all mining [exploration] rights that he currently bas or may obtain for any mining [exploration] concession(s) within a radius of 5 Kms., measured from the outside boundary of the area covered by the Concessions/CLAIMS, included in a unit
[sole] price of one hundred dollars (US $100.00). The transfer [of the concession or concessions] shall be carried out within a period of six months, counted from the date of receipt by PROMISSEE of a letter from EXPLORER demanding this be done.

SEVENTH. Laboral Responsibility. Due to the fact that there is no existing labor relationship between the workers and contractors of each of the parties, each party expressly agrees that with respect to its/their workers and contractors, that regarding their workers they or their/its contractor will assume [sole] Laboral responsibility and as such each of the parties agrees to maintain the other party free and clear of any all claims, demands, accusation or complaint that could appear against it/him by the workers, employees or contractors of this part or by the labor or administrative authorities.

EIGHTH. Additional Obligations of the PROMISSEE. In addition to the obligations assumed by the PROMISSEE in the above clauses, during the term of this Contract be/it shall have the following [obligations]:

a) To keep the [mining exploration] rights derived from the existing mining concessions for the CLAIMS and, likewise to maintain them free from all of all encumbrance, affectation or limitation of dominion [ownership of these rights];

b) Not to transfer the rights derived from the granting of the existing mining concessions [THE CLAIMS] without the prior approval of the EXPLORER

c) To keep EXPLORER free and clear of any demand and/or responsibility that [anyone] could try to impute to it them so that are directly imputable to THE PROMISSEE and that are of their/its exclusive responsibility; and in case the present contract is terminated, to grant to the EXPLORER a term of ninety (90) days to be able to retire all its equipment and machinery from the CLAIMS/CONCESSIONS;

NINTH. Additional Obligations of the EXPLORER. In addition to the obligations assumed by the EXPLORER in the previous clauses, during all the term or period of time this contract is in force, shall have the following:

a) To conduct the exploration and, if it is applicable, mining exploitation of the CLAIMS/CONCESSIONS, as a good miner and in accord with the mining practices that are most appropriate and rational and in accord with all the legal requirements imposed by law, investing at least the minimum amount and conducting the work required to comply with the standards established in the Mining Law and its Regulation;

b) To take responsibility for and comply as required on a timely basis with the [legal] obligations of preparing and presenting regular reports concerning assessment work for exploration and, if applicable, for mining exploitation and to pay the mining taxes for the mining CONCESSIONS / CLAIMS and to comply with the obligations [legal responsibilities] imposed or established by the Policing and Security for mine work and for controlling environmental contamination;

c) To pay the PROMISSEE the amounts stipulated [as option payments] in this contract;

d) To keep the CLAIMS in good conditions of conservation and exploration [no wasting or destruction of the property] and; in good conditions of conservation and exploration

e) Not to permit at any time access to the CLAIMS/CONCESSIONS to third parties apart or distinct from its [EXPLORER's] workers or contractors, and not to consent to invasions by third parties nor to allow them to conduct exploration work, shipping/haulage or ore sorting/picking in the CLAIMS.

If at any time during the period this contract is valid/enforceable EXPLORER does not comply with the obligations assumed [by it] there under and particularly those mentioned in this Clause, PROMISSEE shall have the right to terminate this contract pursuant to the terms established in the Tenth Clause, which follows.

TENTH. Non-Compliance. The compliance of the parties with the obligations contracted pursuant to this agreement shall give the right of one of them to request the immediate compliance with any obligations that are not being complied with. In order for this to be brought about, the party that bas not had compliance with the obligations established shall ask the non-complying party in writing to comply said obligations and if after thirty days from the date this request was made [in writing] the lack of compliance continues and no reasonable efforts to correct said non-compliance have been undertaken, then the affected party shall have the right, at its/his election to file a lawsuit demanding satisfactory compliance of the obligations or [it/he] may terminate this contract, having as an additional remedy the right to sue for damages.

ELEVENTH. Reports regarding information in case of termination of this contract. In the instance that the EXPLORER decides not to exercise its right of option [to purchase] and terminates this contract, EXPLORER shall be obligated to deliver within forty five calendar days following the termination the following:

a) A copy of the final report including [all] die results obtained as part of the exploration of the CLAIMS including assays, geologic maps, all types/forms of information and technical data. as well as the results of ore samples [assays and metallurgical tests], and [all] technical information regarding the drilling that was conducted; and,

b) The documents showing the compliance with all the obligations related to the mining concessions for the CLAIMS as far as the presentation of proof of assessment work for exploration and/or exploitation/mining and the payment of mining taxes during the term of the present contract.

The parties agree in case of the termination of this contract by the EXPLORER that from the effective date of the termination, any of the reports regarding assessment work [for exploration or exploitation] performed which are necessary with regard to the CLAIMS pursuant to the mining legislation [of Mexico] shall be the exclusive responsibility and at the expense of the PROMISSEE, with the EXPLORER freed from any later obligation related to the CLAIMS which that arises subsequently pursuant to the Mining Legislation that is required to keep the mining concessions legally valid

TWELFTH. Force majeure. It will not be considered that the parties have incurred in non-compliance when due to force majeure they will be unable to comply with the obligations they assume under this agreement.

Elements considered as force majeure, in an enunciatively but not in a limitative way are: earthquakes, fires, floods, landslides, riots, rebellions, wars, revolutions, acts of authority and, in general, any other fact or act completely against the will of the parties and outside of their control which prevents them from complying, totally or partially, with their obligations.

When any of the parties is affected by causes of force majeure that makes it impossible for them/it to comply with its/their obligations, it/they will notify the other party of this fact, informing of the estimated time said force majeure will prevent that party from fulfilling its obligations.

If after six months from the date in which such force majeure has occurred it continues, and no reasonable efforts have been made to remedy such causes of force majeure, then the other party will have the right to terminate this agreement, if the remediation was possible.

THIRTEENTH. Total agreement of the parties. This agreement reflects the total or entire agreement between the parties with respect to its purpose; therefore, it cancels and leaves without effect any other agreements, contracts or letters of intent, executed previously between them with respect to the same purpose.

This agreement will obligate according to its term and conditions the heirs, assignees or beneficiaries of the parties.

The parties agree to ratify the present contract before a Notary Public and record it in the [National] Public Registry of Mining pursuant to the requirements of the Mining Code and its Regulation.

FOURTEENTH. Applicable Laws and Courts. For everything not expressly stipulated in this agreement the parties submit themselves to the applicable laws in the City of Guadalajara, Jalisco, particularly to those of the Mining Law, its Regulations, the Federal Duties/Rights Law, the Commercial Code and the Civil Code for the Federal District and in case of litigation they agree to submit to the jurisdiction of the competent courts of Guadalajara, Jalisco, waiving the jurisdiction of any other courts to which they may be entitled by reason of their present or future domiciles.

DECIMA QUINTA. Notices and notifications. All notices and notifications that should be made by the parties in accordance with this agreement, shall be made, by one party to the other by written notice, it being understood that when one of the parties desires or wants to give some notice or a formal recorded notification, the said notice shall be made before a Notary Public.

For the purposes of this agreement the parties hereby establish the following addresses

         THE PROMISSEE:                       THE EXPLORER:

PABLO ANTONIO FITCH PARENTE                   MINERA SAN JORGE, S.A. DE C. V
C Rio de la plata 28                          Camarena 179-19 Col. Centro
Fracc. Campo Bello 82010                      C.P. 45501, Tlaquepaque, Jalisco
Mazat1an Sinaloa                              TeVFax: (33) 3639-1675

Any changes to the addresses shown above shall be given to the other party when it occurs.

The PRO MIS SEE in Guadalajara, Jalisco signed the present contract in quadruplicate on the second day of August 2002 and by the EXPLORER the day de _____ del 2002.

THE PROMISSEE                                 THE EXPLORER

PABLO ANTONIO FITCH PARENTE                   MINERA SAN JORGE, S.A. DE C. V.

                                              By: Sr. GEORGE BARNETT SALAZAR

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